SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                        Commission File Number: 000-50958

                           NOTIFICATION OF LATE FILING

|_| Form 10-K      |_| Form 11-K      |_| Form 20-F      |X| Form 10-Q
|_| Form N-SAR

      For Period Ended: September 30, 2005
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|_| Transition Report on Form 10-K       |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F       |_| Transition Report on Form N-SAR

      For the Transition Period Ended:

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

CallWave, Inc.
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Full name of registrant

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Former name if applicable

136 West Canon Perdido Street
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Address of principal executive office

Santa Barbara, CA 93101
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City, state and zip code

                                     PART II
                             RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

        |   (a)   The reasons described in reasonable detail in Part III of this
        |         form could not be eliminated without unreasonable effort or
        |         expense;
        |
        |   (b)   The subject annual report, semi-annual report, transition
        |         report on Form 10-K, 20-F, 11-K or Form 10-Q, or portion
  |X|   |         thereof will be filed on or before the 15th calendar day
        |         following the prescribed due date; or the subject quarterly
        |         report or transition report on Form 10-Q, or portion thereof
        |         will be filed on or before the fifth calendar day following
        |         the prescribed due date; and
        |
        |   (c)   The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

      We were not able to file our Quarterly Report in a timely fashion on or before the due date of November 14, 2005 due to the fact that our filing agent encountered electronic submission difficulties after which they failed to timely submit our Quarterly Report. We then had insufficient time to submit our Quarterly Report through a different filing agent. The registrant undertakes the responsibility to file such annual report no later than five days after its original due date.

                           PART IV OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Mary Pritchard                                  805-690-4176
         --------------                                -----------------
             (Name)                             (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 CallWave, Inc.
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                   Name of Registrant as Specified in Charter.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 16, 2005                   /s/ C. Steven Cordial
                                            ------------------------------------
                                            By:     C. Steven Cordial
                                            Title:  Chief Financial Officer